UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ASH, BRUCE
   100 MISSION RIDGE
   GOODLETTSVILLE, TN  37072-2170
2. Issuer Name and Ticker or Trading Symbol
   DOLLAR GENERAL CORPORATION
   DG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK               |9/18/2|S   | |412               |D  |22.8125    |0                  |I     |TTEE                       |
                           |000   |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |250                |I     |SON                        |
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COMMON STOCK               |      |    | |                  |   |           |4650               |D     |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
STOCK OPTION (OPTION T|21.25   |4/4/2|A   |V|26475      |A  |4/1/2|4/4/2|COMMON STOCK|26475  |       |26475       |D  |            |
O PURCHASE)           |        |000  |    | |           |   |003  |010  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|21.25   |4/4/2|A   |V|13237      |A  |4/1/2|4/4/2|COMMON STOCK|13237  |       |13237       |D  |            |
O PURCHASE)           |        |000  |    | |           |   |003  |010  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|17.313  |6/5/2|A   |V|9231       |A  |6/5/2|6/5/2|COMMON STOCK|9231   |       |9231        |D  |            |
O PURCHASE)           |        |000  |    | |           |   |001  |010  |            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |11/22|11/22|COMMON STOCK|9781   |       |9781        |D  |            |
O PURCHASE)           |        |     |    | |           |   |/2000|/2009|            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |4/1/2|11/22|COMMON STOCK|16712  |       |16712       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |/2009|            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |4/1/2|11/22|COMMON STOCK|8356   |       |8356        |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |/2009|            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |4/1/2|11/22|COMMON STOCK|20800  |       |20800       |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |/2009|            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |4/1/2|11/22|COMMON STOCK|10400  |       |10400       |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |/2009|            |       |       |            |   |            |
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STOCK OPTION (OPTION T|18.2504 |     |    | |           |   |11/22|11/22|COMMON STOCK|19562  |       |19562       |D  |            |
O PURCHASE)           |        |     |    | |           |   |/2000|/2009|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
All holdings have been adjusted for the five-for-four common stock split distributed in May 2000.
SIGNATURE OF REPORTING PERSON
/s/ Bob Carpenter for Bruce Ash
DATE
10/10/2000